Exhibit 23.1

HJ & ASSOCIATES, L.L.C..
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
50 South Main Street, Suite 1450
Salt Lake City, Utah 84144

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Nexia Holdings, Inc.
Salt Lake City, Utah

We hereby consent to the incorporation by reference in this Registration Statement of Nexia Holdings, Inc. on Form S-8, of our report dated May 13, 2005, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Nexia Holdings, Inc. for the year ended December 31, 2004 and to all references to our firm included in this Registration Statement.

/s/ HJ & Associates, LLC .
HJ & Associates, LLC
Salt Lake City, Utah
March 29, 2006